Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 3 to Form S-3 No. 333-255699) and related Prospectus of ImmunityBio, Inc. for the registration of up to $330,795,982 of its common stock and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of ImmunityBio, Inc., and the effectiveness of internal control over financial reporting of ImmunityBio, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 13, 2022